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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

DECEMBER 15, 1998

                    AMPACE SEEKS BANKRUPTCY COURT PROTECTION
                          TO COMPLETE RESTRUCTURE PLAN

KNOXVILLE -- As part of its continuing reorganization, Ampace Corporation filed for Chapter 11 Bankruptcy protection today in Wilmington, Delaware. David Freeman, CEO, stated "that Ampace needed time to either complete negotiations with buyers interested in purchasing a substantial portion of the company's assets or participating in restructure of the company's business. The Berwind Financial Group has been assisting the company in identifying buyer interest and sale negotiation. The process is expected to be completed early next year.

Ampace is a Southeastern based carrier that grew rapidly by making acquisitions following an initial public stock offering in 1995. However, in mid-1998 the company announced a restructuring plan that in recent months resulted in the sale of two shorthaul trucking divisions and the consolidation and shut down of its specialty truckload operation servicing the furniture industry.

Ampace's continuing business includes a dedicated fleet and specialty carpet transport services operating out of Calhoun, Georgia and a longhaul carrier serving the paper and automotive industries from its terminal in Monroe, Louisiana. David Freeman adds that "these two divisions have contributed operating profits to Ampace during the year and represent a base of business around which Ampace can restructure its business to move forward as a profitable independent company. The company continues to operate a modern fleet consisting of 150 tractors and over 350 trailers at competitive service levels with an established base of drivers and customers."